Exhibit 99.1

InSite Vision Announces Date for Annual Stockholder Meeting

Alameda, Calif., May 8, 2014 – InSite Vision Incorporated (OTCBB: INSV), a company developing ophthalmic products for unmet eye care needs, today announced that the company’s 2014 Annual Meeting of Stockholders will be held at 10:00 a.m. Pacific Time on Wednesday, July 16, 2014, for stockholders of record on May 23, 2014. The Annual Meeting will be held at InSite Vision’s headquarters at 965 Atlantic Avenue, Alameda, California. InSite Vision plans to mail notice of internet availability of the definitive proxy statement for the Annual Meeting and its annual report in early June.

Under the Securities and Exchange Commission’s proxy rules, InSite Vision has set the deadline for submission of proposals to be included in the proxy materials for the 2014 Annual Meeting as May 15, 2014. Accordingly, in order for a stockholder proposal to be considered for inclusion in InSite Vision’s proxy materials for the 2014 Annual Meeting, the proposal must be received by the Secretary, InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California 94051 no later than 5:00 p.m. Pacific Time on May 15, 2014, and comply with the procedures and requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934.

In accordance with the advance notice requirements contained in InSite Vision’s bylaws, for director nominations or other business to be brought before the 2014 Annual Meeting by a stockholder, other than Rule 14a-8 proposals described above, written notice was required to be delivered no earlier than the close of business on January 29, 2014, and no later than the close of business on February 28, 2014, as described in InSite Vision’s proxy statement for the 2013 Annual Meeting of Stockholders, which deadlines have passed.

About InSite Vision

InSite Vision is advancing new ophthalmologic products for unmet eye care needs based on its innovative DuraSite® platform technologies. The DuraSite and DuraSite 2 drug delivery systems extend the duration of drug retention on the surface of the eye, thereby reducing the frequency of treatment and improving the efficacy of topical drugs.

The DuraSite platform is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1%, marketed in the U.S. by Akorn Pharmaceuticals; and Besivance® (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch + Lomb, a wholly owned subsidiary of Valeant Pharmaceuticals International. InSite Vision is preparing a new drug application (NDA) for the commercial approval by the U.S. Food & Drug Administration (FDA) of BromSite™ for the prevention of pain and inflammation associated with ocular surgery. InSite Vision is also in discussions with the FDA regarding the potential advancement of two novel ophthalmic therapeutics through Phase 3 clinical studies, AzaSite Plus™ and DexaSite™, for the treatment of eye infections, and has a pipeline of earlier-stage product candidates based on its platform technologies. For further information on InSite Vision, please visit www.insitevision.com.

# # #

AzaSite® and DuraSite® are registered trademarks of InSite Vision Incorporated.

AzaSite Plus™, BromSite™ and DexaSite™ are trademarks of InSite Vision Incorporated. BESIVANCE® is a registered trademark of Bausch + Lomb Incorporated.

Contact Information
InSite Vision	Media/Investor Inquiries
Louis Drapeau, Chief Financial Officer	BCC Partners
510.747.1220	Michelle Corral
mail@insite.com	415.794.8662